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                                                                    EXHIBIT 23.1


                        INDEPENDENT ACCOUNTANTS' CONSENT

The Board of Directors
o2wireless Solutions, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-54260 and 333-62712) on Form S-8 of o2wireless Solutions Inc. of our report dated March 16, 2001, with respect to the balance sheets of Young & Associates Inc. as of December 31, 2000 and 1999, and the related statements of income, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2000, which report appears in this Amendment No. 2 to the current report on Form 8-K of o2wireless Solutions, Inc. dated January 2, 2001.



                                       /s/ KPMG LLP


Atlanta, Georgia
September 6, 2001